Exhibit 99.1

Investor Relations:
Raul Jacob Victor Pedraglio Bertin Galarreta +(602) 264-1375 southerncopper@southernperu.com.pe www.southerncoppercorp.com	January 27, 2025 Southern Copper Corporation (NYSE and BVL: SCCO)

●	4Q25 net sales were $3,869.8 million, which represented a 39.0% increase with regard to 4Q24´s figure and a new quarterly record. Growth was primarily fueled by higher sales volumes for copper (+2.8%), molybdenum (+9.6%), zinc (+20.7%) and silver (+11.3%), and by better prices for all our main products.

2025 Net sales hit a record high of $13,420.0 million, topping 2024’s net sales by $1,986.6 million or 17.4%. This expansion was mainly driven by higher sales volumes for molybdenum (+7.4%), zinc (+19.3%) and silver (+15.3%), and by better prices for copper (+8.7%, LME), molybdenum (+3.8%), zinc (+3.2%) and silver (+41.6%). Growth in volumes and prices was slightly offset by a minor decrease in sales volumes for copper (-0.1%).

●	Net income in 4Q25 was $1,307.9 million, which represented a 64.7% increase with regard to the $793.9 million registered in 4Q24. The net income margin in 4Q25 was 33.8%, versus 28.5% in 4Q24.

2025 net income hit a record high of $4,334.9 million, 28.4% above the figure in 2024. These improvements were driven by an increase in net sales and by our strict cost control measures. The net income margin in 2025 was 32.3%, versus 29.5% in 2024.

●	4Q25 adjusted EBITDA was $2,310.5 million, which represented an increase of 53.3% with regard to the $1,506.7 million registered in 4Q24. The adjusted EBITDA margin in 4Q25 was 59.7% versus 54.1% in 4Q24.

2025 Adjusted EBITDA hit a record high of $7,822.4 million, reflecting a robust 22.1% increase over the figure in 2024. The adjusted EBITDA margin in 2025 was 58.3% versus 56.0% in 2024.

●	Cash flow from operating activities in 2025 was $4,752.1 million, which represented an increase of 7.5% over the $4,421.7 million posted in 2024. This result, which was mainly fueled by higher net income, was partially offset by an increase in net operating assets.
●	Copper production registered an increase of 1.4% in 4Q25 in quarter-on-quarter terms. This outcome was primarily driven by higher production at our La Caridad (+11.3%), Toquepala (+5.7%), Cuajone (+1.1%) and IMMSA (+2.7%) mines, attributable to better ore grades and recoveries. These positive results, however, were partially offset by a decrease in production at our Buenavista (-3.5%) mine.

2025 Copper production remained in line with our annual plan, totaling 954,270 tons.

●	Quarterly by-product production: Molybdenum production increased 9.8% in 4Q25 compared to 4Q24, which was primarily attributable to higher production at the Toquepala (+46.6%) and Cuajone (+1.4%) mines. Mined silver production rose 15.3% in 4Q25, driven primarily by a rise in production at all our mines. Mined zinc production increased 7.1% this quarter, mainly due to higher production at the Buenavista Zinc concentrator (+14.9%).

FOURTH QUARTER AND YEAR 2025 RESULTS	SOUTHERN COPPER

Yearly by-product production: Molybdenum production was 31,153 tons in 2025, which was 7.4% above the figure in 2024. This increase was mainly due to higher production at our Toquepala (+18.2%) and La Caridad (+7.4%) mines. Mined zinc production rose 36.1% YoY, after 52,472 additional tons were produced at the Buenavista zinc concentrator. Mined silver production increased 15.3% in 2025, primarily driven by higher production at all our mines.

●	4Q25 operating cash cost per pound of copper, net of by-product revenue credits, was $0.52 in 4Q25, which represented a decrease of 45.8% compared to the $0.96 reported in 4Q24. The cash cost reduction was mainly fueled by higher by-product credits due to better sales volumes and prices. This was partially offset by an increase in costs per pound from production cost.

2025’s Operating cash cost per pound of copper, net of by-product revenue credits, was $0.58. This 31-cent reduction in the cash cost (-33.7%), compared to the $0.89 reported in 2024, was mainly attributable to a 34-cent increase in by-product revenue credits.

●	Dividends: On January 22, 2026, the Board of Directors authorized a quarterly cash dividend of $1.00 per share and a stock dividend of 0.0085 shares of common stock per share of common stock, payable on February 27, 2026, for shareholders of record at the close of business on February 10, 2026.

Mr. German Larrea, Chairman of the Board, commenting on the Company´s progress and current circumstances, said: “The Company had an outstanding year, achieving new record results for sales, adjusted EBITDA and net income, as well as registering significantly lower cash costs. These results reflect strong momentum for copper and other minerals that we mine and attest to the effectiveness of our strategic direction. This historic performance is underpinned by our unwavering commitment to enhancing productivity and cost efficiency across operations.

Net sales reached an all-time high of $13.4 billion, representing a 17% increase compared to 2024, driven by higher sales volumes and favorable pricing for all our core products. This robust operating performance is reflected in the company net income record of $4.3 billion, 28% above the figure in 2024, and in a low cash cost this year of 58 cents per pound of copper.

Our Tía María project represents a landmark investment for Peru and the Arequipa region. The current estimated capital budget is $1.8 billion. As of the end of 2025, the project was 24% complete and reported commitments for $0.8 billion. At current copper prices, Tia Maria could generate US$20.2 billion in exports and US$4.6 billion in taxes and royalties over its first 20 years of operation. The project has already created 3,589 jobs, with a strong focus on local hiring. When operations begin in 2027, Tia Maria will provide 764 direct jobs and nearly 5,900 indirect jobs, demonstrating our commitment to sustainable growth and long-term regional development.

Looking ahead to 2026, we will continue to advance a disciplined investment strategy focused on growth by strengthening our project pipeline to achieve our long-term objective of producing 1.6 million tons of copper by 2033.”

4Q25 www.southerncoppercorp.com	Page 2 of 11

FOURTH QUARTER AND YEAR 2025 RESULTS	SOUTHERN COPPER

Key Financial Data

	Fourth Quarter				Twelve Months
	2025	2024	Variance		2025	2024	Variance
			$	%			$	%
	(in millions except per share amount and %s)
Sales	$3,869.8	$2,784.3	$1,085.5	39.0%	$13,420.0	$11,433.4	$1,986.6	17.4%
Cost of sales	1,471.5	1,211.9	259.6	21.4%	5,359.2	4,841.4	517.8	10.7%
Operating income	2,110.4	1,307.3	803.1	61.4%	7,001.7	5,554.7	1,447.0	26.0%
Net income	$1,307.9	$793.9	$514.0	64.7%	$4,334.9	$3,376.8	$958.1	28.4%
Net income margin	33.8%	28.5%	5.3pp	18.6%	32.3%	29.5%	2.8pp	9.5%
Adjusted EBITDA	2,310.5	1,506.7	803.8	53.3%	7,822.4	6,406.1	1,416.3	22.1%
Adjusted EBITDA margin	59.7%	54.1%	5.6pp	10.4%	58.3%	56.0%	2.3pp	4.1%
Income per share	$1.56	$0.98	$0.58	59.2%	$5.24	$4.21	$1.03	24.5%
Capital investments	422.6	235.3	187.3	79.6%	1,325.3	1,027.3	298.0	29.0%

Capital Investments

Our current capital investment program for this decade exceeds $20.5 billion and includes investments in projects in Peru and Mexico.

Peruvian Projects

Our investments in Peruvian projects that are being built or for which basic or detail engineering is being conducted could surpass $10.3 billion in the next decade.

The openness of the Peruvian government and institutions to private investment; the strong support of local communities; and respect for the rule of law underpin our aggressive investment program. With the support and assistance of Peruvian authorities, the Company is moving forward to secure the administrative permits and licenses that are required prior to investment. The projects’ construction and subsequent operating phases will generate new poles of development; create significant job opportunities; and drive growth in tax revenues at both, national and regional levels.

Tia Maria - Arequipa: This greenfield project in Arequipa, Peru will use state-of-the- art SX-EW technology that meets the highest international environmental standards and has the capacity to produce 120,000 tonnes of SX- EW copper cathodes per year.

Project update: As of December 31, 2025, the company had committed $790 million to different project activities. Large-scale earthmoving works have mobilized 1.7 million tons of material from the La Tapada deposit. Purchase orders to acquire metallic structures for secondary and tertiary crushing have been issued for the dry area. At the SX-EW process level, state-of-the-art technology has been selected for our main equipment. Access roads and platforms, as well as the temporary contractor camp have been completed.

Regarding energy supply, all earthworks for the electrical main substation have been completed; foundation works are currently underway and the transmission line is being built. Next efforts will focus on developing the main and secondary components of the project’s dry and wet areas and setting up a temporary camp.

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FOURTH QUARTER AND YEAR 2025 RESULTS	SOUTHERN COPPER

At the end of 2025, progress at Tia Maria stood at 24% and 3,589 new jobs had been generated; 978 of these positions were filled with local applicants. To the fullest extent possible, we intend to fill the 5,000 jobs estimated to be required during Tia Maria´s construction phase prioritizing workers from the Islay province. In 2027, when we start operations, the project will generate 764 direct jobs and 5,900 indirect jobs.

Los Chancas – Apurimac: This is a copper and molybdenum porphyry deposit. Current estimates of this greenfield project indicated copper mineral resources of 98 million tons of oxides with a copper content of 0.45% and 52 million tons of sulfides with a copper content of 0.59%. The Los Chancas project envisions an open-pit mine with a combined operation of concentrator and SX-EW processes to produce 130,000 tons of copper and 7,500 tons of molybdenum annually. The estimated capital investment is $2.6 billion, and operations are expected to begin in 2031.

Project update: As of December 31, 2025, we continue to implement environmental and social programs in the communities of Tapayrihua and Tiaparo, which are located within the direct area of influence of the Los Chancas Mining Project. Despite these efforts, the presence of illegal miners within the project area has prevented the project from advancing. In this context, the Company continues to take actions with the relevant authorities to regain control of the project area.

Michiquillay Project – Cajamarca, Peru: Michiquillay is a world-class greenfield mining project with inferred mineral resources of 2,288 million tons and an estimated copper grade of 0.43%. When developed, we expect Michiquillay to produce 225,000 tons of copper per year (along with by-products of molybdenum, gold and silver) for an initial mine life of more than 25 years. We estimate an investment of approximately $2.5 billion will be required and expect production start-up by 2032.

Project update: The comprehensive review of the geological information used for the estimation of the project’s mineral resources has been duly audited in accordance with the SEC’s mining disclosure standards under Regulation S-K 1300. Subsequently, the Company intends to use this information to estimate Mineral Reserves and develop the corresponding mine plan.

Mexican Projects

SCC has several projects in its Mexican pipeline that may boost organic growth if they are found to be of value for both stakeholders and the communities in which we operate. These projects are Angangueo, Chalchihuites and the Empalme Smelter, which are expected to bolster our position as a fully integrated copper producer. We are conducting talks with the current administration to continue rolling out SCC’s Mexican investments for $10.2 billion.

El Arco - Baja California: This is a world-class copper deposit located in the central part of the Baja California peninsula with more than 1,230 million tons in sulphide ore reserves with an average ore grade of 0.40% and 141 million tons of leach material with an average ore grade of 0.27%. The project includes an open-pit mine with a combined 120 ktpd concentrator and 28 ktpy SX-EW operations.

Detailed engineering is still underway for the concentrator, SX-EW plant, water desalination facilities, logistics infrastructure and power delivery.

Environmental, Social & Corporate Governance (ESG) Practices

Safe management of tailings at our Buenavista del Cobre mine, and our mines in Peru. In recognition of our efforts in the ambits of prevention and minimizing risk, our Buenavista del Cobre mine (Sonora, Mexico), as well as our Toquepala and Cuajone mines in Peru, received accreditation from The Copper Mark for compliance with the Global Industry Standard on Tailings Management set forth by the International Council on Mining and Metals (ICMM). This accreditation guarantees that best international practices are followed to provide authorities, the communities neighboring our operations, and other stakeholders with assurances that operations are safe.

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FOURTH QUARTER AND YEAR 2025 RESULTS	SOUTHERN COPPER

“Casco de Plata” award for best performance in occupational safety. The SX-EW plant at the La Caridad Unit (Sonora, Mexico) was awarded the “Casco de Plata” in the category of “Metallurgical Plant with up to 500 workers” in recognition of its status as one of the country’s safest operations. This recognition, which was bestowed by the Mexican Mining Chamber (Camimex) during the opening ceremony of the XXXVI International Mining Convention, attests to the company’s commitment to risk prevention and employee safety.

Mining Leader in Public Works for Taxes. Our Peruvian branch, Southern Perú, was recognized by the Peruvian government as the mining company with the largest number of projects awarded under Public Works for Taxes in 2025. The Company is currently rolling out four investments for a total of $28 million that will benefit more than 5,000 people. Over time, SCC has worked on 40 projects through this mechanism and has invested more than $400 million in infrastructure to bridge social gaps.

We contribute to improving the health of communities in Peru. In 2025, approximately 5,000 residents benefitted from the health campaigns conducted in communities near our mining operations and projects in the regions of Moquegua, Arequipa, Apurímac and Cajamarca. Teams of specialists in internal medicine, ophthalmology, pediatrics and gastroenterology, among other disciplines, visited communities to provide comprehensive medical care.

Conference Call

The Company’s fourth quarter earnings conference call will be held on January 28, 2026, beginning at 10:00 AM – EST /Lima and 9:00 AM Mexico City time.

To participate in the call: Please consider that we are using a new technological platform for this event. It is necessary to register through the following link:

https://register-conf.media-server.com/register/BI0dccbbf70b684a04b7e51ba42756a0b5

At registration time, you will be provided a dial-in number and a personal confirmation PIN will be generated to access the call.

During the conference call, please join the live presentation through Webex at the following link:

https://americasmining.webex.com/americasmining/j.php?MTID=m08d6be464c7f46e2f0839bd35bcd6907

4Q25 www.southerncoppercorp.com	Page 5 of 11

FOURTH QUARTER AND YEAR 2025 RESULTS	SOUTHERN COPPER

Average Metal Prices

	LME Copper ($/lb.)	COMEX Copper ($/lb.)	Molybdenum ($/lb.)	Zinc ($/lb.)	Silver ($/oz.)	Gold ($/oz.)
1Q 2025	4.24	4.57	20.43	1.29	32.31	2,862.56
2Q 2025	4.32	4.72	20.57	1.20	33.62	3,279.16
3Q 2025	4.44	4.83	24.30	1.28	39.56	3,455.50
4Q 2025	5.03	5.15	22.75	1.44	54.48	4,141.90
Average 2025	4.51	4.82	22.01	1.30	39.99	3,434.78

1Q 2024	3.83	3.86	19.84	1.11	23.35	2,071.76
2Q 2024	4.42	4.55	21.69	1.29	28.84	2,337.99
3Q 2024	4.17	4.23	21.68	1.26	29.43	2,476.80
4Q 2024	4.16	4.22	21.61	1.38	31.36	2,661.61
Average 2024	4.15	4.22	21.21	1.26	28.25	2,387.04

Variance: 4Q25 vs. 4Q24	20.9%	22.0%	5.3%	4.3%	73.7%	55.6%
Variance: 4Q25 vs. 3Q25	13.3%	6.6%	(6.4)%	12.5%	37.7%	19.9%
Variance: 2025 vs. 2024	8.7%	14.2%	3.8%	3.2%	41.6%	43.9%

Source:  Silver – COMEX; Gold and Zinc – LME; Molybdenum – Metals Week Dealer Oxide

Production and Sales

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2025	2024	%	2025	2024	%
Copper (tons)
Mined	242,172	238,888	1.4%	956,270	973,851	(1.8)%
3rd party concentrate	2,154	569	278.4%	8,685	3,349	159.3%
Total production	244,326	239,457	2.0%	964,955	977,200	(1.3)%
Smelted	164,128	142,768	15.0%	577,127	611,260	(5.6)%
Refined and Rod	201,945	188,490	7.1%	768,589	789,176	(2.6)%
Sales	235,591	229,206	2.8%	937,555	938,528	(0.1)%

Molybdenum (tons)
Mined	7,676	6,994	9.8%	31,153	28,997	7.4%
Sales	7,678	7,008	9.6%	31,162	29,011	7.4%

Zinc (tons)
Mined	46,223	43,148	7.1%	176,979	130,011	36.1%
Refined	25,048	24,593	1.9%	87,045	98,763	(11.9)%
Sales	50,837	42,120	20.7%	171,931	144,139	19.3%

Silver(000sounces)
Mined	6,550	5,680	15.3%	24,188	20,983	15.3%
Refined	3,035	2,767	9.7%	12,628	11,999	5.2%
Sales	6,002	5,392	11.3%	24,024	20,842	15.3%

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FOURTH QUARTER AND YEAR 2025 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2025	2024	VAR%	2025	2024	VAR%
	(in millions, except per share amount)

Net sales:	$3,869.8	$2,784.3	39.0%	$13,420.0	$11,433.4	17.4%
Operating costs and expenses:
Cost of sales (exclusive of depreciation, amortization and depletion shown separately below)	1,471.5	1,211.9	21.4%	5,359.2	4,841.4	10.7%
Selling, general and administrative	39.9	34.5	15.7%	137.8	130.5	5.6%
Depreciation, amortization and depletion	230.7	214.2	7.7%	868.4	845.9	2.7%
Exploration	17.3	16.4	5.2%	52.8	60.9	(13.2)%
Total operating costs and expenses	1,759.4	1,477.0	19.1%	6,418.3	5,878.7	9.2%

Operating income	2,110.4	1,307.3	61.4%	7,001.7	5,554.7	26.0%

Interest expense, net of capitalized interest	(92.1)	(87.3)	5.5%	(369.3)	(334.1)	10.5%
Other income (expense)	(30.6)	(14.8)	106.6%	(47.7)	5.5	(968.1)%
Interest income	50.0	39.3	27.2%	199.7	131.4	52.0%
Income before income tax	2,037.7	1,244.5	63.7%	6,784.3	5,357.5	26.6%
Income taxes	741.7	446.6	66.1%	2,470.1	1,975.3	25.1%
Net income before equity earnings of affiliate	1,296.0	797.9	62.4%	4,314.2	3,382.2	27.6%
Equity earnings of affiliate	15.4	(1.7)	(1,008.1)%	34.0	6.4	431.0%
Net Income	1,311.4	796.2	64.7%	4,348.2	3,388.6	28.3%

Less: Net income attributable to non-controlling interest	3.6	2.3	54.5%	13.3	11.8	12.5%

Net Income attributable to SCC	$1,307.9	$793.9	64.7%	$4,334.9	$3,376.8	28.4%

Per common share amounts:
Net income attributable to SCC common shareholders – basic and diluted	$1.56	$0.98	59.2%	$5.24	$4.21	24.5%
Dividends paid	$1.10	$0.70	57.1%	$3.50	$2.10	66.7%

Weighted average shares outstanding (Basic and diluted)	838.2	810.4		826.6	802.9

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FOURTH QUARTER AND YEAR 2025 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	December 31,	December 31,
	2025	2024

ASSETS
Current assets:
Cash and cash equivalents	$4,304.6	$3,258.1
Short-term investments	604.6	245.3
Accounts receivable	2,022.6	1,243.8
Inventories	1,058.1	1,048.9
Other current assets	362.5	378.3
Total current assets	8,352.5	6,174.4

Property, net	10,272.2	9,883.3
Leachable material, net	1,114.5	1,145.8
Intangible assets, net	122.4	124.6
Right-of-use assets	700.8	739.5
Deferred income tax	336.3	310.6
Other assets	482.8	335.3
Total assets	$21,381.4	$18,713.4

LIABILITIES
Current liabilities:
Current portion of long-term debt	—	$499.8
Accounts payable	$861.5	615.2
Income taxes	634.4	635.2
Accrued workers’ participation	404.6	280.8
Other accrued liabilities	244.5	217.1
Total current liabilities	2,145.1	2,248.1

Long-term debt	6,750.7	5,758.5
Lease liabilities	576.3	657.6
Deferred income taxes	130.5	124.5
Non-current tax payable	97.1	104.9
Other liabilities	105.7	35.6
Asset retirement obligation	471.1	546.1
Total non-current liabilities	8,131.4	7,227.2

EQUITY
Stockholders’ equity:
Common stock	7,266.7	5,034.8
Treasury stock	(2,034.2)	(2,700.7)
Accumulated comprehensive income	5,805.5	6,837.4
Total stockholders’ equity	11,038.1	9,171.5
Non-controlling interest	66.8	66.6
Total equity	11,104.9	9,238.1

Total liabilities and equity	$21,381.4	$18,713.4

As of December 31, 2025, there were 819.1 million shares outstanding. As December 31, 2024, there were

790.4 million shares outstanding.

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FOURTH QUARTER AND YEAR 2025 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
	(in millions)

OPERATING ACTIVITIES
Net income	$1,311.4	$796.1	$4,348.2	$3,388.6
Depreciation, amortization and depletion	230.7	214.2	868.4	845.9
Deferred income tax	(66.8)	(49.8)	(33.9)	(52.2)
Change in operating assets and liabilities	(33.7)	421.5	(512.7)	238.7
Other, net	52.7	(21.6)	82.1	0.7
Net cash provided by operating activities	1,494.3	1,360.5	4,752.1	4,421.7

INVESTING ACTIVITIES
Capital investments	(422.6)	(235.3)	(1,325.3)	(1,027.3)
Sale (purchase) of short-term investment, net	(28.7)	73.5	(359.3)	354.0
Other, net	-	-	-	-
Net cash used in investing activities	(451.3)	(161.8)	(1,684.6)	(673.3)

FINANCING ACTIVITIES

Debt incurred (repaid)	-	-	493.8	-
Capitalization of debt issuance cost	-	-	(6.4)	-
Dividends paid	(731.0)	(549.9)	(2,485.1)	(1,637.2)
Distributions to non-controlling interest	(0.5)	(4.1)	(9.9)	(8.3)
Other	0.1	0.1	0.3	0.4
Net cash used in financing activities	(731.5)	(554.0)	(2,007.2)	(1,645.2)

Effect of exchange rate changes on cash	43.6	(41.4)	(13.7)	3.4

Increase in cash and cash equivalents	$355.1	$603.3	$1,046.5	$2,106.6

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FOURTH QUARTER AND YEAR 2025 RESULTS	SOUTHERN COPPER

Company Profile

Southern Copper Corporation (SCC) is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves in the industry. The Company is a NYSE and Lima Stock Exchange listed company that is 88.9% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange. The remaining 11.1% ownership interest is held by the international investment community. The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Mexico and Peru.

SCC Corporate Address

USA

7310 North 16th St, Suite 135

Phoenix, AZ 85020, U.S.A.

Phone: (602) 264-1375

Fax: (602) 264-1397

Mexico

Campos Eliseos N° 400

Colonia Lomas de Chapultepec

Delegacion Miguel Hidalgo

C.P. 11000 - MEXICO

Phone: (5255) 1103-5000

Fax: (5255) 1103-5567

Peru

Av. Caminos del Inca 171

Urb. Chacarilla del Estanque

Santiago de Surco

Lima 15038 – PERU

Phone: (511) 512-0440

Fax: (511) 512-0492

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made.  These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

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FOURTH QUARTER AND YEAR 2025 RESULTS	SOUTHERN COPPER

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. In addition, because not all companies use identical calculations, the measures included in this release may not be comparable to similarly titled measures of other companies. Following is a reconciliation of adjusted EBITDA to Net Income attributable to SCC and Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues to their more comparable GAAP measure:

Adjusted EBITDA

EBITDA (earnings before interest, taxes, depreciation and amortization) is a measure commonly used by companies to evaluate operating performance and the ability to generate cash. Our adjusted EBITDA is not necessarily comparable to similar measures used by other companies. We believe that adjusted EBITDA provides useful information to management, investors and others in understanding and evaluating our operating results.

Our determination of the components of adjusted EBITDA is evaluated periodically based on a review of non-GAAP financial measures used by mining industry analysts. Management believes adjusted EBITDA enhances the comparability of information across reporting periods, is an effective measure for reviewing operating results and, therefore, is a useful measure for both management and investors. EBITDA and adjusted EBITDA do not represent, and should not be considered an alternative to, net income, operating income, or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash.

Reconciliation of Net Income attributable to SCC to adjusted EBITDA	Fourth Quarter		Year
	2025	2024	2025	2024
Net income attributable to SCC	$1,307.9	$793.9	$4,334.9	$3,376.8
Add:
Net income attributable to the non-controlling interest	3.6	2.3	13.3	11.8
Income taxes	741.7	446.6	2,470.1	1,975.3
Interest expense	92.1	87.3	369.3	334.1
Depreciation, amortization and depletion	230.7	214.2	868.4	845.9
Less:
Equity earnings of affiliate	(15.4)	1.7	(34.0)	(6.4)
Interest income	(50.0)	(39.3)	(199.7)	(131.4)
Adjusted EBITDA	$2,310.5	$1,506.7	$7,822.4	$6,406.1

Operating cash cost per pound of copper produced before by-product revenues and Operating cash cost per pound of copper produced net of by-product revenue.

The measure operating cash cost per pound of copper produced net of by-product revenues is a common measure used in the copper industry to track performance and it is a useful management tool that allows us to better allocate our resources. This measure is also used in our investment project evaluation process to determine a project’s potential contribution to our operations, its competitiveness and its relative strength in different price scenarios. The expected contribution of by-products is generally a significant factor used by the copper industry in determining whether to move forward with the development of a new mining project. As the price of our by-product commodities can have significant fluctuations from period to period, the value of its contribution to our costs can be volatile.

Our Operating cash cost per pound of copper produced before by-product revenues allows us and our investors to monitor our cost structure and helps us address operating management areas of concern.

Reconciliation of Cost of sales (exclusive of depreciation, amortization and depletion) to Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues	4th quarter 2025		4th quarter 2024		Year 2025		Year 2024
	$million	¢per pound	$million	¢per pound	$million	¢per pound	$million	¢per pound
Cost of sales (exclusive of depreciation, amortization and depletion) – GAAP	1,471.5	283.9	1,211.8	243.1	5,359.2	263.3	4,841.4	235.3
Add:
Selling, general and administrative expenses	39.9	7.7	34.5	6.9	137.8	6.8	130.5	6.3
Treatment and refining charges net of sales premiums	(30.9)	(6.0)	(10.4)	(2.1)	(153.6)	(7.5)	(39.5)	(1.9)
Less:
Workers’ participation	(142.8)	(27.5)	(66.4)	(13.3)	(463.1)	(22.7)	(296.5)	(14.4)
Purchased concentrates from third parties	(73.3)	(14.1)	(37.7)	(7.6)	(284.0)	(14.0)	(162.4)	(7.9)
Other charges	(78.6)	(15.2)	(14.4)	(2.8)	(160.8)	(7.9)	(96.9)	(4.7)
Inventory change	1.7	0.3	41.4	8.3	(16.7)	(0.8)	12.8	0.6
Operating cash cost before by-product revenues	1,187.5	229.1	1,158.9	232.5	4,418.8	217.1	4,389.5	213.3

Less by-products revenue	(919.8)	(177.5)	(678.4)	(136.1)	(3,228.9)	(158.6)	(2,566.3)	(124.7)

Operating cash cost, net of by-products revenue	267.8	51.6	480.5	96.4	1,189.9	58.5	1,823.2	88.6

Total pounds of copper produced, in millions		518.3		498.5		2,035.6		2,057.7

4Q25 www.southerncoppercorp.com	Page 11 of 11